Exhibit 10.16.1

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (hereinafter “Amendment”) is made this 27th day of December, 2007, by and between Remsberg, LLC (“Landlord”) and Signature Special Event Services, Inc. (“Tenant”).

WHEREAS, Tenant’s predecessor in interest, Signature Special Event Services, LLC (“Original Tenant”), and Landlord did enter into a certain Lease Agreement dated October 6, 2004, for the lease by Original Tenant from Landlord of, among other things, a certain 55,350 square foot warehouse facility located at 285 Bucheimer Road, Frederick, Maryland (the “Lease”); and

WHEREAS, on October 31, 2006, all of the assets of Original Tenant was acquired by Tenant, and in connection therewith, the Tenant, with Landlord’s consent, took possession of the Premises described in the Lease, and assumed the rights and obligations arising after October 31, 2006, under the Lease; and

WHEREAS, Tenant has failed to timely exercise the renewal option set forth in the Lease; consequently, the Lease is to expire by its terms on December 31, 2007; and

WHEREAS, Tenant has requested the Landlord to extend the Lease for an additional term, and the Landlord has agreed to modify the Lease in accordance with the terms and provisions hereinbelow set forth.

NOW, THEREFORE, THIS AMENDMENT TO LEASE AGREEMENT, WITNESSETH: That for and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The introductory and WHEREAS clauses set forth above constitute an accurate account of the facts recited therein and the intention of the parties.

2. Subject to the terms and provisions of this Amendment, the Landlord hereby agrees to lease to Tenant, and Tenant hereby leases from Landlord, the Premises described in the Lease for an additional term of two (2) years commencing on January 1, 2008, and ending on December 31, 2009 (the “Additional Term”). The word “Term” as used in the Lease shall include within its meaning the “Additional Term” set forth in this Amendment. The annual Base Rent for the Premises during the Additional Term shall be as follows:

Annual Base Rent
For the year January 1, 2008, through December 31, 2008	$313,644.00
For the year January 1, 2009, through December 31, 2009	$316,788.00

Total Base Rent for Additional Term	$630,432.00

The Base Rent due under the Lease, as amended hereby, shall be payable in monthly installments, in advance, without deduction or setoff, commencing on January 1, 2008, and continuing thereafter on the 1st day of each and every month during the Additional Term. The monthly installment payable during each year respectively of the Additional Term shall be determined by dividing the annual Base Rent for the year in question as set forth above by twelve (12). Anything set forth herein to the contrary notwithstanding, this Amendment is for the entire Additional Term and the entire amount of Base Rent for the entire Additional Term is due and payable hereunder (subject, however, to any earlier termination prior to the end of the Term pursuant to paragraph 4 of this Amendment), with the payment of Base Rent in monthly installments being solely an accommodation to the Tenant. Upon the occurrence of an Event of Default under the Lease, the entire unpaid balance of Base Rent for the entire Additional Term, and all other Rent reserved under the Lease, as hereby amended, shall become immediately due and payable, without notice or demand, at Landlord’s option. In the event that Landlord collects the entire Rent payable under the Lease for the balance of the Additional Term from the Tenant after the occurrence of an Event of Default under the Lease, Landlord shall after receipt of written demand from Tenant delivered to Landlord not later than thirty (30) days after the end of the Additional Term (as if the lease was not earlier terminated), time being of the essence, promptly account to Tenant for any Rent collected by Landlord by reletting the Premises to other tenants during the period from Tenant’s surrender of or eviction from the Premises to the end of the Additional Term (as if the lease was not earlier terminated), with Landlord to remit to Tenant such Rent collected in connection with reletting the Premises, less all expenses associated with such reletting, including any repairs and replacements to the Premises in connection therewith, except to the extent that the Rent realized by Landlord from such reletting exceeds Rent due under the Lease, as hereby amended, in which case the Landlord shall retain such excess.

3. Tenant shall pay to Landlord upon the execution of this Amendment, the sum of $79,197.00 as a Security Deposit hereunder. The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of all of the terms and provisions of the Lease, as amended hereby. Anything set forth in the Lease to the contrary notwithstanding, in the event Tenant defaults on any payment of Rent reserved under the Lease, as amended hereby, or fails to perform any of the other covenants or conditions set forth in the Lease, as amended hereby, Landlord shall have the right to apply the Security Deposit or any portion thereof, against any Rent, expenses, costs or fees incurred by Landlord in curing such default or failure. In the event of any such application by Landlord as a result of a failure to pay Rent, Tenant shall, upon written demand of Landlord, forthwith deposit with Landlord a sufficient amount of cash to restore the Security Deposit to the original amount thereof, and Tenant’s failure to do so within ten (10) days after receipt of such demand from Landlord shall constitute an Event of Default under the Lease. In the event the Lease shall be terminated for any reason other than: (i) default by Landlord, (ii) damage or destruction to the Leased Premises, (iii) termination of the Lease pursuant to paragraph 4. of this Amendment below, or (iv) condemnation (in any of which events the Security Deposit, less any portion thereof that may have been utilized by Landlord to cure any default or applied to any damages suffered by Landlord, shall be refunded to Tenant), Landlord shall have the right to apply the Security Deposit to such damages and to retain the balance thereof until the end of the Additional Term (whether or not the Lease has been earlier terminated) so that the full damages of Landlord may be ascertained. Except as otherwise provided below, following the termination of the Lease under paragraph 4 of this Amendment (provided the Security Deposit was not fully applied to the Termination Fee) or expiration of the Additional Term, provided Tenant has paid all of the Rent required under the Lease, as hereby amended, and fully performed all of the other covenants and conditions under the Lease, as hereby amended, Landlord shall return to Tenant the Security Deposit, less any portion thereof that may have been utilized by Landlord to cure any default or applied to any damages suffered by Landlord. Neither the Security Deposit nor the application thereof by Landlord, as hereinabove provided, shall be a bar or defense to any action in unlawful detainer or to any other action which Landlord may at any time commence for a breach of any of the covenants or conditions of the Lease. No interest shall be paid on any part of the Security Deposit and Landlord shall not be required to keep the Security Deposit separate or in any segregated account. At Landlord’s discretion, after receipt of a written request from Tenant, the Security Deposit may be applied to the Base Rent installments due under the Lease during the last three (3) months of the Additional Term, provided that Tenant has fully and faithfully performed all terms and provisions of the Lease, as hereby amended.

4. Provided no Event of Default with respect to failure to pay Rent has occurred and is continuing under the Lease, as hereby amended, Tenant may elect to terminate the Lease at any time during the Additional Term by delivering written notice of such termination (the “Termination Notice”) to Landlord by certified mail, postage prepaid, return receipt requested, at least one hundred eighty (180) days prior to the proposed termination date, time being of the essence, with such written notice of termination to state the proposed termination date. No later than the proposed termination date, time being of the essence, Tenant shall pay to Landlord a Termination Fee in an amount equal to the lesser of (i) the sum of the next three (3) monthly Base Rent installments that would be due immediately after the proposed termination date as if the Lease were not terminated, or (ii) the sum of all monthly Base Rent installments that would be due immediately after the proposed termination date through the end of the Additional Term as if the Lease were not terminated. In connection with the Termination Fee, the Tenant will be permitted in the Termination Notice to direct Landlord to apply the Security Deposit then held by Landlord toward payment of the Termination Fee. Nothing contained herein shall release Tenant of its obligation to timely pay all Rent due under the Lease through the proposed termination date set forth in the

Termination Notice. The occurrence of an Event of Default with respect to failure to pay Rent under the Lease by Tenant after the giving of a timely Termination Notice, but prior to the proposed termination date set forth in such Termination Notice shall cause such Termination Notice to be null and void. In the event that the Tenant validly elects to terminate the Lease in all respects in accordance with the foregoing provisions, the Termination Notice shall be irrevocable and the Term of the Lease, as hereby amended, and Tenant’s right to possess the Premises shall end on the proposed termination date set forth in Tenant’s Termination Notice, and the Tenant shall on or before such date, time being of the essence, surrender the Premises to the Landlord in accordance with the terms of the Lease. Landlord shall have the right to display “For Rent” signs at the Premises, list the Premises for rent with a real estate broker, and to cause the Premises to be shown to prospective tenants, after reasonable prior notice to Tenant, from and after receipt of the Termination Notice from Tenant.

5. From and after the date hereof, the Lease is further amended and modified as follows:

A. Paragraph 15 of the Lease beginning in the middle of page 8 of the Lease and continuing through the middle of page 11 of the Lease is hereby stricken in its entirety with the same being replaced with the following language:

“15. Intentionally omitted.”

B. Paragraph 2(c) on page 1 of the Lease is hereby stricken in its entirety and replaced with the following language:

“(c) Extension Term. Intentionally Omitted.”

C. Paragraph 23(h) on page 19 of the Lease is hereby amended and restated in its entirety with the following language:

“(h) Recording. This Lease (or a memorandum thereof) shall not be recorded by Tenant.”

D. Paragraph 19(a) on page 15 of the Lease is hereby amended by inserting the following language immediately prior to the last sentence of paragraph 19(a) between the words “days.” and “Following”:

“The appointment of a receiver, trustee or liquidator for the business or property of the Tenant, or the commencement of a case under the Federal Bankruptcy Code or any State insolvency proceeding, by or against the Tenant, or the filing of a voluntary or involuntary petition proposing the adjudication of the Tenant as a bankrupt or insolvent, or the reorganization of Tenant, or an arrangement by Tenant with its creditors, unless the petition is filed or case commenced by a party other than the Tenant and is withdrawn or dismissed within sixty (60) days after the date of its filing, shall in each case constitute an Event of Default under this Lease.”

6. Except to the extent modified hereby, in which case the terms of this Amendment shall control, the parties hereto ratify and confirm that the Lease remains in full force and effect in accordance with its original terms and otherwise unmodified.

IN WITNESS WHEREOF, the undersigned have executed this Amendment under seal as a specialty on the day and year first above written.

WITNESS:	TENANT:

SIGNATURE SPECIAL EVENT SERVICES, INC.

	BY:	/s/ Sherri Voelkel	(SEAL)
	Name:	Sherri Voelkel
	Title:	Treasurer

LANDLORD:

REMSBERG, LLC

	BY:	/s/ Douglas A. Remsberg	(SEAL)
Douglas A. Remsberg
Managing Member

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